 Las Vegas From Home.com Entertainment Inc. – Purchase and Sale Agreement

THIS PURCHASE AND SALE AGREEMENT (“this Agreement” or “the Agreement”) is entered into this 12th day of April, 2011.

BETWEEN:

Las Vegas From Home.com Entertainment Inc. with registered office of Suite 1000 – 1177 West Hastings Street, Vancouver, BC, Canada V6E 2K3

(“Vendor”)

OF THE FIRST PART

AND

Intelimax Media Inc. with registered office of Suite 2320 - 555 West Hastings St.
Vancouver, BC, Canada, V6B 4N4

(“Purchaser”)

OF THE SECOND PART

WHEREAS,

A.           The Purchaser, Intelimax Media Inc, their subsidiaries, affiliates, associates and controlled entities (collectively referred to as the “Purchaser’s Group”) is in the business of marketing and operating online gaming services in the Global Market (the “Purchaser’s Business”).

B.           The Vendor, Las Vegas From Home.com Entertainment Inc. owns all right and title to proprietary single and multiplayer Internet gaming software (the “Vendor’s Business”);

NOW THEREFORE, in consideration of the premises and mutual covenants herein set forth, the parties hereto agree as follows:

1.	Representations and Warranties

1.1.	To induce the Vendor to enter into this Agreement, the Purchaser represents and warrants that:

1.1.1.	It is duly incorporated, organized and validly existing under the laws of British Columbia

1.1.2.
It has good and sufficient capacity, power, authority and right to enter into, execute and deliver this Agreement, to complete the transactions contemplated hereby and to duly observe and perform the covenants and obligations contained herein; and

1.1.3.
All necessary corporate action has been taken by the Purchaser to authorize and approve the execution and delivery of this Agreement, the completion of the transactions contemplated hereby and the observance and performance of the covenants and obligations contained herein.

1.2.	To induce the Purchaser to enter into this Agreement, the Vendor represents and warrants that:

1.2.1.	It is duly incorporated, organized and validly existing under the laws of Canada;

1.2.2.
The Source Code (as hereinafter defined) and the Software (as hereinafter defined) do not infringe the Intellectual Property Rights (as hereinafter defined) of third parties and it has good and sufficient capacity, power, authority and right to enter into, execute and deliver this Agreement, to complete the transactions contemplated hereby and to duly observe and perform the covenants and obligations contained herein; and

1.2.3.
All necessary corporate action has been taken by the Vendor to authorize and approve the execution and delivery of this Agreement, the completion of the transactions contemplated hereby and the observance and performance of the covenants and obligations contained herein; and

1.2.4.
To the best of Vendor’s knowledge there are no claims, actions, suits, or proceedings pending or, to the knowledge of Vendor, threatened by or against or affecting Vendor, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, whether voluntary or involuntary, the effect of which could or will interfere with any of the rights granted to the Purchaser hereunder.

2.	Definitions

2.1.
“Software” shall mean proprietary single and multiplayer Internet gaming software consisting of a series or sequence of signals, or instructions, statements, or fonts stored on any media in machine readable form, and any related  materials such as, but not limited to, graphics, flow charts, logic diagrams, manuals, and listing, used to facilitate Internet gaming and owned by the Vendor. In addition, the Software must contain all of the requirements described in Appendix A of this Agreement.

2.2.	“Source Code” shall mean any collection of statements, declarations, database scripts or stored procedures written in some human-readable computer programming language in the Software.

2.3.
“Confidential Information” shall mean material in the possession of a Party which is not generally available to or used by others or the utility or value of which is not generally known or recognized as standard practice, including, without limitation, all financial business and personal data relating to the Party’s clients, any non-public information about associates, affiliates, subsidiaries, consultants, directors and employees of the Party or its business and marketing plans, strategies and methods, studies, charts, plans, tables and compilations of business industrial information, computer software and computer technology whether patentable, copyrightable or not, which is acquired or developed by or on behalf of the Party or its affiliates and associates from time to time.

2.4.
“Intellectual Property Rights”                                                      means all rights in ideas, inventions, technical information, data, designs, know-how and the like in relation to the Source Code and the Software including but not limited to rights arising under patents, utility models, registered designs and other forms of protection and applications therefore and under copyright and trademark and in respect of confidential information.

2.5.	“Parties” shall mean both the Vendor and the Purchaser, and “Party” shall mean any one of them.

2.6.
“Consideration” shall mean all amounts that the Purchaser has agreed to pay to the Vendor pursuant to this Agreement including, without limitation, as hereinafter defined in Clause 6 of this Agreement and in the manner as provided in Clause 6 below.

3.	Indemnification

3.1.
The Purchaser acknowledges and agrees that neither the Vendor nor any of its shareholders, directors, officers, employees, agents, representatives, associates and affiliates will be liable to the Purchaser or to the Purchaser’s customers for any special, indirect, consequential, punitive or exemplary damages, or damages for loss of profits or savings, in connection with this Agreement, the Software, Source Code or any other information, material or services provided by Vendor to the Purchaser under this Agreement.  If, despite the foregoing limitations, the Vendor or any of its shareholders, directors, officers, employees, agents, representatives, affiliates or associates should become liable to the Purchaser or to any other person (a “Claimant”) in connection with this Agreement, then the maximum aggregate liability of the Vendor, its shareholders, directors, officers, employees, agents, representatives, affiliates and associates for all such things and to all such parties will be limited to the lesser of: (i) the actual amount of loss or damage suffered by the Claimant; or (ii) the amount paid by the Purchaser to the Vendor pursuant to this Agreement.

3.2.
The Purchaser shall keep the Vendor fully and effectively indemnified on demand from and against any and all losses, claims, damages, costs, charges, expenses, liabilities, demands, proceedings and actions which the Vendor may sustain or incur, or which may be brought or established against it by any person and which in any case arise out of or in relation to or by reason of:

3.2.1.	Any breach by the Purchaser of its obligations or its representations and warranties under this Agreement; or

3.2.2.	Any unauthorized action or omission of the Purchaser or its employees.

4.	Condition of Purchase

4.1.
The Purchaser acknowledges and agrees that its rights in and to the copy of the Source Code will be perpetual, world-wide, non-exclusive, transferable, sub-licensable, assignable unlimited and royalty free license of the copy of the Software and all related documentation from Purchaser with non-restricted rights to sell, license, sublicense, modify, alter, create derivative works from and otherwise use the copy of the Software and the related documentation, including all derivative works which are subsequently created by Licensee, when the Consideration per Clause 6 of this Agreement is paid in full. The purchaser may not resell the Source Code without written permission from the Vendor for a period of 12 months from the Effective Date of this Agreement. The Purchaser shall have no rights to the copy of the Software until the Consideration, as per Clause 6 of this Agreement, is paid in full. The Purchaser shall lose all rights to the copy of the software, if the Consideration, as per Clause 6 of this Agreement is not paid in full within the said time period.

5.	Assignment of Source Code

5.1.
Provided that the Considerations as defined in Clause 6 of this Agreement is paid to the Vendor in full, the Vendor shall sell, transfer and deliver a copy of the Source Code of the Software to the Purchaser within 30 business days after the items in Appendix A are completed or when the Software is made available to the Purchaser’s customers, whichever comes earlier. The Vendor is deemed to be fulfilled its obligations under this Agreement in full when the Source code is delivered to the Purchaser.

5.2.
The Purchaser shall have the right to modify the copy of the Source Code delivered by the Vendor provided that the copy of the Source Code shall only be used for the purpose of and in connection with the furtherance and development of the Purchaser’s Business.

5.3.
Notwithstanding anything contained in this Agreement to the contrary, no rights (including, without limitation, title) in and to the copy of the Source Code shall be transferred to the Purchaser unless and until the Vendor has received the Consideration in full.

5.4.
Except for the assignment of one copy of the Source Code to the Purchaser subject to the terms and conditions of this Agreement, the Vendor retains all right, title and interest in and to the Software and the Source Code (including without limitation, the right to assign copies of the Source Code or to grant licenses of the Software to third parties without any limitations whatsoever.).

6.	Consideration

6.1.
In consideration of the assignment of a copy of the Source Code pursuant to Clause 4 of this Agreement, the Purchaser shall pay to the Vendor by wire transfer a total sum of CAD$344,412.50 plus HST in the following manner:

6.1.1.	The sum of CAD$291,912.50 (“First Payment”) plus HST shall be paid to the Vendor within 5 business days after the signing of this Agreement by both parties, and

6.1.2.
The sum of CAD$52,500 (“Final Payment”) plus HST shall be paid to the Vendor within 10 business days after the items in Appendix A is completed, or when the Software is made available to Purchaser’s customers, or within 180 days after the signing of this Agreement by both parties, whichever comes earlier.

7.	Term and Termination

7.1.	This Agreement shall commence and be deemed effective on the date when fully executed by both parties (the “Effective Date”).

7.2.
If either Party is in breach of any term or condition other than a breach by the Purchaser in making any payment to the Vendor pursuant to the Consideration covered by this Agreement and Clause 4 of the Agreement, the complying Party may give a 30 day written notice to the non-complying Party to cure such breach, and if after the expiry of the 30 day period such breach has not been cured by the non-complying Party, then the complying Party may terminate this Agreement without any further notice.

7.3.
The Vendor may terminate this Agreement upon seven (7) days’ written notice to Purchaser if the Purchaser is in arrears in making any payment for any amount that may be due and owing to the Vendor, provided that the Purchaser shall be entitled to remedy such default within the aforementioned seven (7) day notice period.  Upon termination, the Purchaser shall forfeit any and all amounts that may have been paid by the Purchaser, and the Vendor shall have no further obligation to the Purchaser.

7.4.	Either Party may terminate this Agreement at any time upon seven days’ written notice if the other Party becomes bankrupt or insolvent or ceases carrying on business for any reason.

7.5.
Upon termination of this Agreement, each Party shall immediately return to the other Party any and all of the materials and Confidential Information of the other Party which are in the possession of that Party or its agents, employees, principals, directors and representatives.

7.6.
Upon termination of this Agreement, provided that this Agreement has not been terminated as a result of any breach of the terms and conditions of this Agreement by the Vendor, the Purchaser shall forfeit any and all amounts that may have been paid by the Purchaser, and the Vendor shall have no further obligation to the Purchaser.

8.	Confidentiality

8.1.
Except as may be required by securities laws, the Parties shall not disclose, publish, or disseminate Confidential Information of the other Party to anyone other than those of its employees or others with a need to know, and the Parties agree to take reasonable precautions to prevent any unauthorized use, disclosure, publication, or dissemination of Confidential Information of the other Party.  The Parties agree not to use Confidential Information of the other Party otherwise for its own or any third party’s benefit without the prior written approval of an authorized representative of the other Party in each instance.

8.2.
All Confidential Information, and any Derivatives thereof whether created by any of the Parties, remains the property of that Party and no license or other rights to such Confidential Information is granted or implied hereby.  For purposes of this Agreement, “Derivatives” shall mean: (a) for copyrightable or copyrighted material, any translation, abridgement, revision or other form in which an existing work may be recast, transformed or adapted; (b) for patentable or patented material, any improvement thereon; and (c) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret.

9.	Non-Solicitation

9.1.
Each Party agrees and warrants not to directly or indirectly solicit, interfere with, induce, encourage or endeavor to entice away from the other Party and its shareholders, affiliates, subsidiaries and related parties any customer or any person, purchaser, business partner, firm or corporation in the habit of dealing with that other Party and its shareholders, affiliates, subsidiaries and related parties, or interfere with or entice away any director, officer or employee of that other Party or its shareholders, affiliates, subsidiaries and related parties.

10.	General Provisions

10.1.	Notices

10.1.1.
Unless otherwise provided in this Agreement, any notice provided for under this Agreement shall be in writing and shall be sufficiently given if delivered personally, or if sent via email which shall be deemed received upon confirmation of the email sent, or if transmitted by facsimile which shall be deemed received upon confirmation of the actual transmission of the facsimile, or if mailed by prepaid registered post which shall be deemed received upon the actual delivery to the recipient addressed to the Parties at their respective addresses set forth below or at such other addresses as may be specified from time to time by notice:

To the Vendor:         Las Vegas From Home.com Entertainment Inc
      Suite 1000 – 1177 West Hastings Street
      Vancouver, BC, Canada V6E 2K3

To the Purchaser:    Intelimax Media Inc.
      Suite 2320 - 555 West Hastings St.
      Vancouver, BC, Canada, V6B 4N4

10.2.	Entire Agreement and Schedule

10.2.1.
The Parties agree that this Agreement constitutes the complete and exclusive statement of the terms and conditions between the Purchaser and the Vendor covering the performance hereof and cannot be altered, amended or modified except in writing executed by a duly authorized representative of each Party. The Purchaser further agrees that any terms and conditions of any purchase order or other instrument issued by the Purchaser in connection with this Agreement which is in addition or inconsistent with the terms and conditions of this Agreement shall not be binding on the Vendor and shall not apply to this Agreement.

10.3.	Arbitration

10.3.1.
Except if either party is seeking to obtain equitable relief, any dispute in connection with this Agreement shall be settled by arbitration in accordance with any Arbitration Act that shall be mutually agreed upon between the Parties; provided, however, should any dispute arise under this Agreement, the Parties shall endeavor to settle such dispute amicably between themselves. In the event that the Parties fail to agree upon an amicable solution, such dispute shall be finally determined by arbitration as aforesaid (except if either party is seeking to obtain equitable relief.)

10.4.	Good Faith

10.4.1.	The Parties acknowledge to one another that each respectively intends to perform its obligations as specified in this Agreement in good faith.

10.5.	Parties to Act Reasonably

10.5.1.	The Parties agree to act reasonably in exercising any discretion, judgment or approval that may be required to affect the purpose and intent of this Agreement.

10.6.	Governing Law

10.6.1.
This Agreement and the Schedule shall be governed by and construed in accordance with the laws of the Province of British Columbia and both parties hereby submit to the non-exclusive jurisdiction of the courts located in the City of Vancouver.

10.7.	Time to be of the Essence

10.7.1.	Time shall be of the essence of this Agreement.

10.8.	Number and Gender

10.8.1.
In this Agreement the use of the singular number includes the plural and vice versa, the use of any gender includes all genders, and the word “person” includes an individual, a trust, a partnership, a body corporate and politic, an association and any other incorporated or unincorporated organization or entity.

10.9.	Captions

10.9.1.
Captions or descriptive words at the commencement of the various sections are inserted only for convenience and are in no way to be construed as a part of this Agreement or as a limitation upon the scope of the particular section to which they refer.

10.10.	Non-Assignability and Non-Transferability by the Purchaser

10.10.1.
This Agreement is personal to the Purchaser, and the Purchaser may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Vendor, and such consent may be unreasonably withheld by the Vendor.

10.11.	Sale, Assignability and Transferability by the Vendor

10.11.1.
At any time during the term of this Agreement, the Vendor may sell, assign or transfer, partially or wholly, any of its rights and/or obligations covered by this Agreement to any person or entity that controls, is controlled by or is under common control with the Vendor, without the consent of the Purchaser.

10.11.2.
At all times and without any exceptions whatsoever the Vendor and/or LVFH may sell or license or transfer any and all copies of the Software and/or of the Source Code including, but not limited to, all documentation, database, code and logic which describe and/or form part of the Software and/or of the Source Code without the consent of the Purchaser or of the Purchaser’s Group.

10.12.	Benefit

10.12.1.	This Agreement shall ensure to the benefit of and be binding upon the Parties herein and their successors and permitted assigns.

10.13.	Waiver

10.13.1.
No condoning, excusing or waiver by any Party hereto of any default, breach of non-observance by any other Party hereto, at any time or times with respect to any covenants or conditions herein contained, shall operate as a waiver of that Party’s rights hereunder.

10.14.	Further Assurance

10.14.1.
Each of the Parties hereto hereby covenants and agrees to execute such further and other documents and instruments and to do such further acts and other things as may be necessary to implement and carry out the intent of this Agreement.

10.15.	Cumulative Rights

10.15.1.
All rights and remedies of each of the Parties are cumulative and are in addition to and shall not be deemed to exclude any other rights or remedies allowed by law except as specifically limited hereby. All rights and remedies may be exercised concurrently.

10.16.	Severability

10.16.1.
If any part of this Agreement is unenforceable because of any rule of law or public policy, such unenforceable provision shall be severed from this Agreement, and this severance shall not affect the remainder of this Agreement.

10.17.	No Partnership

10.17.1.
Notwithstanding anything in this Agreement, no part of this Agreement, nor the Agreement as a whole shall be construed as creating a partnership or agency relationship between the Parties.  If any part of this Agreement should become construed as forming a partnership or agency relationship, that part shall be amended such that no partnership or agency relationship is created, but that part achieves what it was originally intended to achieve.

10.18.	Interpretation

10.18.1.
In the interpretation of this Agreement or any provision hereof, no inference shall be drawn in favor of or against any Party by virtue of the fact that one Party or its agents may have drafted this Agreement or such provision.

10.19.	Facsimile

10.19.1.	This Agreement may be executed by facsimile and if so executed shall be legal, valid and binding on the Parties to this Agreement.

10.20.	Force Majeure

10.20.1.
Neither Party shall be liable to each other for any delay or failure to perform any material obligation under this Agreement, if the delay or failure is due to an event or events beyond its control including, but not limited to, war, strikes, fires, floods, Acts of God, governmental restrictions or changes, power slowdowns or failures, computer slowdowns or failures, software slowdowns or failures or damage or destruction of any network facilities or servers.

10.21.	Press Releases
10.21.1.
The Parties agree that they may issue press releases announcing this Agreement, provided that each Party provides reasonable advance notice of the contents of its respective press release and reasonably cooperates with the other Party as to revisions suggested by the other Party.

10.22.	Dollar Amounts

10.22.1.	All references to money or specific dollar amounts in this Agreement are in Canadian Dollars.

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IN WITNESS WHEREOF the Parties have hereunder executed this Agreement as of the day and year first above written.

Witnessed by:		For and on behalf of:

	) )	Las Vegas From Home.com Entertainment Inc.
/s/ Robert Bell	)	/s/ Jake Kalpakian
Signature of Witness	)	Authorized Signatory

Robert Bell, Operations Manager	)	Jake Kalpakian, President
[Print name of Witness]	)	[Print name of Authorized Signatory]

Witnessed by:		For and on behalf of:

	) )	Intelimax Media Inc.
/s/ Carol Little	)	/s/ Glen Little
Signature of Witness	)	Authorized Signatory

Carol Little	)	Glen Little, President
[Print name of Witness]	)	[Print name of Authorized Signatory]

Appendix A

1)	LVFH Gaming Platform – September 1st, 2011

The LVFH Gaming Platform (the “Platform”) must be modified to support a web-based social gaming website at www.gamboozle.com. The design and look and feel of this website will be provided by an external party, which must be adapted to the Platform. The Platform shall allow users the following features but not limited to:

a)	Register an account

b)	Login with a regular account or a Facebook account

c)	Play Texas Hold’em and Multiplayer Blackjack using virtual currency, within a web browser

d)	Pay for a subscription via credit card, that provides the user with virtual currency and/or special privileges within the website

e)
Refer a friend via web URL and/or signup code, to receive a monthly referral residual of $5 USD for each referred friend that pays for a monthly subscription or a one-time 25% referral fee for yearly memberships

f)	Achieve different VIP levels or milestones by playing more games or spending more time at the site

g)	Upload own avatar and view avatars of other users

h)	Use games and other existing features illustrated at www.kong88.com as of April 1, 2011, with the exception of single player casino games which are not part of the platform.

i)	Player Profile including, name, status, player records, player indicator (on/off)

The Platform shall be designed to run from a web browser, and shall be tested to support specific environments which include:

-	Windows XP/7, Internet Explorer 8/9
-	Windows XP/7, Firefox 4+
-	Windows XP/7, Chrome 10+
-	Max OS X, Safari 5+

To play the flash-based games, Adobe Flash Player 10.2+ browser plug-in must be installed.

Other environments may operate correctly, however they shall be unsupported and untested.

2)	Multiplayer American Roulette – September 1st, 2011

Multiplayer American Roulette must be added to the Platform, which shall allow users the following features but not limited to:

a)	Play American Roulette with up to 20 players at the same time using virtual currency, within a web browser

b)	Socialize with other players via in-game chat

c)	Compete with other players in leaderboard based tournaments

3)	Daily Fantasy Sports – September 1st, 2011

Daily Fantasy Sports must be added to the Platform. The system must utilize a sports data feed from a third party provider to supply the sports statistics that enable the software to operate. The system shall allow users the following features but not limited to:

a)	Participate in matches against other users with real money entry fee and real money cash prizes based on:

i)	Selecting a league, which is one of the National Hockey League (NHL), Major League Baseball (MLB), National Basketball Association (NBA), or National Football League (NFL), then

ii)	Selecting a match, then

iii)	Selecting a set of athletes from the list, then

iv)	Allowing the software to determine a winner by comparing scores between registrants, whereby the score is based on the performance statistics of each user’s selection of athletes for the given day

b)	Create a match by selecting options that include at least: number of players, game format (auto-draft or salary cap only), entry fee, and prize structure

c)	Challenge friends to matches via username or email

d)	View own match in progress and receive near real-time updates to athlete statistics and user’s score

e)	View own results of previous matches

f)	Deposit real money funds via credit card, in which funds are available for Fantasy Sports only

g)	Withdraw real money via cheque and/or bank draft